UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2012

Hawaiian Telcom Holdco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34686	16-1710376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Bishop Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (808) 546-4511

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As described in more detail below, recent trading in the common stock, par value $0.01 per share (“Common Stock”) of Hawaiian Telcom Holdco, Inc. (the “Company”) has caused the trading restrictions contained in Article VII of the Company’s Amended and Restated Certificate of Incorporation ( “Article VII”) to go into effect.

Article VII is intended to minimize the likelihood of an “ownership change” (as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, “Section 382”)). An “ownership change” could cause potentially adverse tax consequences to the Company. The following summary provides only a general description of Article VII and therefore should be read together with the entire Article VII, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The following summary is qualified in its entirety by reference to such exhibit.

Pursuant to Article VII, in the event that at least 30 percentage points of “owner shift” has occurred with respect to the Company’s equity for purposes of Section 382, then restrictions on trading in the Common Stock shall automatically go into effect.  Such trading restrictions provide that the acquisition of Common Stock by a person or entity that is not a 4.75% stockholder of the Company will be null and void ab initio as to the purchaser to the extent such acquisition causes the person or entity to become a 4.75% stockholder of the Company, unless such acquisition (a) has been approved by the Company’s board of directors or (b) will not result in an increase in an “owner shift” for purposes of Section 382 in excess of any “owner shift” that would have occurred if the seller had sold the same amount of Common Stock through general public market transactions (a “Permitted Acquisition”).  For purposes of these restrictions, all references to a “4.75% stockholder” shall be interpreted to be consistent with the definition of a “5-percent stockholder” under Section 382. Any stockholder of the Company seeking to use the “Permitted Acquisition” exception shall, prior to such Permitted Acquisition, notify the Company in writing of such transaction and provide relevant factual information sufficient to establish that the acquisition will qualify as a Permitted Acquisition.

The trading restrictions contained in Article VII do not subject any stockholder to any limitations on the disposition of Common Stock.

With respect to any stockholder of the Company that has filed or would be required to file a Schedule 13D or 13G with Securities and Exchange Commission with respect to the Company, such stockholder is required to provide the following information to the Company: (A) the dates of the acquisition and disposition of all such Common Stock and (B) the amounts of such acquisitions and dispositions.  Such information shall be provided by the stockholder to the Company on a confidential basis within five business days (i) after such stockholder has acquired an amount of stock of the Company that would require such stockholder to later file a Schedule 13D or 13G (assuming it continued to hold such stock through the end of the year) and (ii) from time to time thereafter upon increasing its direct or indirect beneficial ownership by more than two percent of the Company’s Common Stock.

All notices required by Article VII from a current or prospective stockholder to the Company should be sent to Hawaiian Telcom Holdco, Inc., P.O. Box 2200, Honolulu, HI 96841, Attn: Robert F. Reich, Senior Vice President and Chief Financial Officer.

The trading restrictions will expire on October 28, 2012, the second anniversary of the date on which the Company emerged from Chapter 11 bankruptcy protection; provided, however, that the Company’s board of directors may determine to extend the trading restrictions for an additional period of time and, if so, will announce such extension by press release and the filing of a Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1                        Article VII of the Amended and Restated Certificate of Incorporation of Hawaiian Telcom Holdco, Inc.

Forward Looking Statements

This report contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary” and similar expressions. Such forward looking statements include statements about our ability to utilize federal NOLs in certain circumstances. Forward-looking statements contained in this report are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Forward-looking statements contained in this report are not guarantees of future events, and we cannot assure you that such statements will be realized. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to use our federal NOLs, whether as a result of lack of future income from tax purposes or otherwise.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2012
HAWAIIAN TELCOM HOLDCO, INC.

/s/ Robert F. Reich
Robert F. Reich
Senior Vice President and Chief Financial Officer